KENT M. EMRY
4676 SE Commercial Street, Box 356
Salem, OR 97302

November 14, 2014

Board of Directors
BioCorRx, Inc.

Please accept this letter as my official Letter of Resignation as Chief Executive Office of BioCorRx, Inc., effective immediately. I am leaving this position with no disputes with the company. It has been an honor to be part of this team, and look forward to working with all of you as a member of the BioCorRx, Inc. Board of Directors.

Thank you again.

Sincerely,

Kent M. Emry